Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INGERSOLL-RAND U.S. HOLDCO, INC.

January 14, 2020

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

INGERSOLL-RAND U.S. HOLDCO, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.     The name of the corporation is Ingersoll-Rand U.S. HoldCo, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 26, 2019 (as in effect immediately prior to the adoption and effectiveness hereof, the “Certificate of Incorporation”).

2.     Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FOURTH: The Corporation shall have the authority to issue 1,175,000,000 shares, all of which shall be shares of common stock, with a par value of $0.01. The board of directors of the Corporation (the “Board”) shall be authorized to set by resolution of the Board the powers, preferences, rights, qualifications, limitations and restrictions with respect to the authorized common stock and preferred stock, if any, of the Corporation. The Board is also authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of undesignated preferred stock.”

3.     That the foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ingersoll-Rand U.S. HoldCo, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ David C. Butow
	Name:	David C. Butow
	Title:	Assistant Secretary